U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 16, 2006

Photonic Products Group, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

181 Legrand Avenue, Northvale, New Jersey		07647
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors and Principal Officers; Election of Directors; Appointment of Principal Officers

Photonic Products Group, Inc. (PPGI, the “Company”) today announced that William J. Foote, age 55, joined PPGI on May 8, 2006 and was appointed an officer of the Company with the title of Chief Financial Officer on May 16, 2006. Mr. William S. Miraglia, who has served as the Company’s Chief Financial Officer, will continue on as the Company’s Corporate Controller.

Mr. Foote served as Chief Financial Officer of INSL-X Products Corporation since 2002, a privately held $100 million paint and coatings manufacturer. Immediately prior to that role, Bill was CFO of ASD Group, Inc. from 2000-2002, a $14 million public contract manufacturer serving the OEM marketplace in the high-tech sector. Before that, Bill held executive positions with Benjamin Moore & Co. from 1990 through 1999, a public $750 million global paint and coatings manufacturer and distributor. His last position there was as Vice President of Subsidiary Financial Reporting. Earlier in his career, Mr. Foote had served as Controller with a number of manufacturing firms in Canada. Mr. Foote is both a Certified Public Accountant and a Certified Chartered Accountant (Canada), and worked as an auditor in public accounting at KPMG.

Mr. Foote’s employment will be at-will. He will receive a salary of $133,000 per year and will be eligible to receive an annual bonus. Mr. Foote will receive a sign-on stock option grant with imputed value of $15,000 at an exercise price based on the closing price of PPGI’s stock on the day preceding the date of the grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 16, 2006
	By:	/s/ Daniel Lehrfeld
(Daniel Lehrfeld)
Chief Executive Officer